Exhibit 99.1

CONSENT OF OSCAR A. KELLER, III

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person who has agreed to become a director of Capital Bank Financial Corp., in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the public offering of common stock by certain selling stockholders of Capital Bank Financial Corp.

By:	/s/ Oscar A. Keller, III
Name:	Oscar A. Keller, III
Date:	June 29, 2012